AT&T Reports Strong First-Quarter 2026 Financial Results

Results reflect consistent execution of the Company's investment-led customer-centric strategy

The Company reiterates all full-year 2026 and multi-year financial guidance and capital return plans

DALLAS, April 22, 2026 — AT&T Inc. (NYSE: T) reported first-quarter results, achieving its fastest-ever year-over-year organic growth in its advanced connectivity convergence rate, with nearly 45%1 of advanced home internet subscribers also choosing AT&T wireless. Customers are increasingly purchasing their internet and wireless together from AT&T, highlighting the strength of the Company's differentiated, investment-led strategy to drive converged advanced connectivity at scale.

"We saw our best first quarter ever for Advanced Connectivity internet customer net additions, demonstrating the solid foundation of assets we have built," said John Stankey, AT&T Chairman and CEO. "We're uniquely positioned to deliver more of what customers want — fiber and 5G all from one provider on the nation's largest advanced converged network, backed by the AT&T Guarantee. The actions we've taken this quarter are evidence of how we are improving the customer value proposition, scaling faster, and accelerating growth."

Note: With the closing of the acquisition of substantially all of Lumen's Mass Markets fiber business on February 2, 2026, the fiber customer relationships were retained by AT&T and are included in the Company's first-quarter results, unless otherwise indicated. The acquired fiber network assets, including certain fiber network build capabilities, were placed in a wholly owned subsidiary, of which AT&T plans to sell a controlling interest to an equity partner that will co-invest in the ongoing business. As such, the subsidiary is classified as held-for-sale and reflected as discontinued operations.

First-Quarter Consolidated Results
•Revenues totaled $31.5 billion, up 2.9% from the year-ago quarter
•Diluted EPS from continuing operations was $0.54, versus $0.61 in the year-ago quarter; adjusted EPS* was $0.57, versus $0.51 in the year-ago quarter
•Operating income was $6.7 billion; adjusted operating income* was $6.9 billion
•Income from continuing operations was $4.2 billion; adjusted EBITDA* of $11.8 billion
•Cash from operating activities from continuing operations was $7.6 billion, versus $9.0 billion in the year-ago quarter, which included $1.4 billion from the DIRECTV investment
•Capital expenditures related to continuing operations were $4.9 billion; capital investment* was $5.1 billion
•Free cash flow* was $2.5 billion, versus $3.1 billion in the year-ago quarter, reflecting higher capital investment as the Company accelerates the pace of its fiber deployment

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

First-Quarter Highlights
•Advanced Connectivity service revenue of $22.9 billion, up 3.6% year over year
•Advanced Connectivity operating income of $6.9 billion, up 14.8% year over year with EBITDA* of $11.6 billion, up 5.6%
•42% of households with AT&T's advanced home internet services also chose AT&T wireless; this approaches 45% when excluding the impact of fiber customers acquired during the quarter, up over 3 percentage points year over year, representing the fastest-ever reported organic growth in the advanced home internet convergence rate
•584,000 total consumer and business Advanced Connectivity internet net adds, including 292,000 fiber and 292,000 fixed wireless
◦512,000 consumer advanced home internet net adds, including 273,000 AT&T Fiber2 and 239,000 AT&T Internet Air
•294,000 postpaid phone net adds with postpaid phone churn of 0.89%
•Over 37 million total consumer and business locations reached with fiber3, including more than 4 million acquired from Lumen during the first quarter; the Company remains on track to reach over 40 million total fiber locations by the end of 2026 and more than 60 million by the end of 2030
•Repurchased approximately $2.3 billion in common shares under the 2024 authorization

Outlook and Capital Allocation Plan
AT&T maintains the long-term outlook and capital allocation plans provided with its fourth-quarter 2025 results. This includes the Company's outlook for improved growth in adjusted EBITDA* and adjusted EPS* and higher free cash flow* through 2028, its plans to return $45 billion+ to shareholders during 2026-2028 through dividends and share repurchases, and an expectation that its net debt-to-adjusted EBITDA ratio* will return to a level consistent with its target in the 2.5x range within approximately three years following the closing of its transaction with EchoStar.

For 2026, AT&T continues to expect4:

•Service revenue growth in the low-single-digit range, including Advanced Connectivity service revenue growth of 5%+ and a decline in Legacy service revenue of 20%+
•Adjusted EBITDA* growth in the 3% to 4% range, including Advanced Connectivity EBITDA* growth of 6%+
•Adjusted EPS* of $2.25 to $2.35
•Capital investment* in the $23 billion to $24 billion range
•Free cash flow* of $18 billion+, including cash taxes of $1.0 billion to $1.5 billion and cash contributions to its employee pension plan of approximately $350 million
•Consistent capital returns, including plans to maintain its current annualized common stock dividend of $1.11 per share and share repurchases of approximately $8 billion

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Note: AT&T’s first-quarter 2026 earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, April 22, 2026. The webcast and related materials, including financial highlights, will be available at investors.att.com.

Consolidated Financial Results
•Revenues for the first quarter totaled $31.5 billion, versus $30.6 billion in the year-ago quarter, up 2.9%. This was largely due to growth in Advanced Connectivity wireless and fiber revenues, including two months of impact from the customers acquired from the Lumen transaction. Operating revenues in Mexico were also higher due to favorable foreign exchange impacts during the first quarter of 2026. Offsetting these increases were lower Legacy revenues from lower demand for services as the Company continues to decommission its copper-based network.
•Operating expenses were $24.8 billion, a slight decline versus $24.9 billion in the year-ago quarter. Operating expenses decreased primarily due to lower depreciation expense from fully depreciated legacy assets, partially offset by ongoing capital spending for strategic initiatives. Also contributing to the decline were higher restructuring charges in the year-ago quarter, cost reductions from transformation initiatives and lower content licensing fees. These decreases were largely offset by higher wireless sales volumes, which drove higher equipment, selling, and bad debt expenses, higher network costs that included vendor credits in the year-ago quarter, and incremental customer costs related to the acquired Mass Markets fiber business.
•Operating income was $6.7 billion, versus $5.8 billion in the year-ago quarter. When adjusting for certain items, adjusted operating income* was $6.9 billion, versus $6.4 billion in the year-ago quarter.
•Income from continuing operations was $4.2 billion, versus $4.7 billion in the year-ago quarter, which included equity in net income of DIRECTV.
•Income from continuing operations attributable to common stock was $3.8 billion, versus $4.4 billion in the year-ago quarter. Earnings per diluted common share from continuing operations was $0.54, versus $0.61 in the year-ago quarter. Adjusting for $0.03, which includes acquisition-related amortization and other items, adjusted earnings per diluted common share* was $0.57, versus $0.51 in the year-ago quarter.
•Adjusted EBITDA* was $11.8 billion, versus $11.5 billion in the year-ago quarter.
•Cash from operating activities from continuing operations was $7.6 billion, versus $9.0 billion in the year-ago quarter, which included $1.4 billion from the DIRECTV investment.
•Capital expenditures related to continuing operations were $4.9 billion, compared to $4.3 billion in the year-ago quarter. Capital investment* totaled $5.1 billion, versus $4.5 billion in the year-ago quarter. Cash payments for vendor financing totaled $0.2 billion, consistent with the year-ago quarter.
•Free cash flow* was $2.5 billion, versus $3.1 billion in the year-ago quarter.
•Total debt was $138.4 billion at the end of the first quarter, and net debt* was $126.4 billion.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Segment Results

Effective with the Company's first-quarter 2026 reporting, AT&T has revised its operating segments to reflect the evolution of its business model to focus on delivering converged advanced connectivity services.

Advanced Connectivity service revenues grew 3.6% year over year, driving growth in operating income of 14.8% and EBITDA* of 5.6%. Internet net adds were 584,000 — comprised of 292,000 fiber and 292,000 fixed wireless — and postpaid phone net adds were 294,000.

Advanced Connectivity
Dollars in millions	First Quarter	Percent
Unaudited	2026	2025	Change

Operating Revenues	$28,471	$27,192	4.7%
Service	22,863	22,060	3.6%
Wireless Service	16,941	16,651	1.7%
Advanced Home Internet	2,799	2,198	27.3%
Business Fiber and Advanced Connectivity	1,882	1,755	7.2%
Business Transitional and Other	1,083	1,294	(16.3)%
Other Service	158	162	(2.5)%
Equipment	5,608	5,132	9.3%
Operating Expenses	21,618	21,220	1.9%
Operating Income	6,853	5,972	14.8%
Operating Income Margin	24.1%	22.0%	210 BP
EBITDA*	$11,558	$10,945	5.6%
EBITDA Margin*	40.6%	40.3%	30	BP

Advanced Connectivity segment revenues grew 4.7% year over year, driven by service revenue growth of 3.6% and increased equipment revenues of 9.3% from higher wireless device sales volumes. Wireless service revenue increased due to growth in retail wireless subscribers in underpenetrated categories and converged accounts, partially offset by the amortization of promotional activity. Advanced home internet revenue growth, which included two months of impact from the acquired Mass Markets fiber business, reflects increases in fiber and AT&T Internet Air revenues. Business fiber and advanced connectivity revenues increased largely due to higher fiber and fixed wireless revenues. Business transitional and other revenues decreased partly due to lower demand for virtual private network and wholesale services.

Operating expenses were up 1.9% year over year, driven by higher wireless sales volumes, which drove higher wireless equipment, selling, and bad debt expenses. The increase also included higher network costs that included vendor credits in the year-ago quarter, and higher incremental customer costs related to the acquired Mass Markets fiber business, which were partially offset by cost reductions from transformation initiatives and lower content licensing fees. Depreciation expense was lower due to fully depreciated legacy assets, partially offset by ongoing capital spending for strategic initiatives.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Operating income was $6.9 billion, up 14.8% year over year. EBITDA* was $11.6 billion, up $613 million year over year.

Legacy revenues continued to decline year over year in line with AT&T's goal to power down and stop providing service over the large majority of its domestic copper-based network by the end of 2029.

Legacy
Dollars in millions	First Quarter		Percent
Unaudited	2026	2025	Change

Operating Revenues	$1,768	$2,368	(25.3)%
Operating Expenses	1,156	1,349	(14.3)%
Operating Income	612	1,019	(39.9)%
Operating Income Margin	34.6%	43.0%	(840)	BP
EBITDA*	$612	$1,019	(39.9)%
EBITDA Margin*	34.6%	43.0%	(840)	BP

Legacy segment revenues were down 25.3% year over year, primarily due to lower demand for services as the Company continues to decommission its copper-based network. Operating expenses, which represent direct operating costs, were $1.2 billion, down 14.3% year over year. Expense declines were primarily driven by lower personnel and other costs resulting from the decommissioning of the copper-based network and lower fulfillment cost amortization, which were partially offset by vendor credits in the year-ago quarter. Operating income and EBITDA* were $612 million, down $407 million year over year.

Latin America
Dollars in millions	First Quarter		Percent
Unaudited	2026	2025	Change

Operating Revenues	$1,173	$971	20.8%
Service	753	615	22.4%
Equipment	420	356	18.0%
Operating Expenses	1,153	928	24.2%
Operating Income	20	43	(53.5)%
EBITDA*	220	193	14.0%

Latin America segment revenues were up 20.8% year over year, driven by favorable foreign exchange impacts as well as growth in subscribers and increased equipment sales. Operating expenses were up 24.2% year over year due to unfavorable foreign exchange rates, increased sales volumes that resulted in higher equipment costs and bad debt expense, and higher depreciation expense. Operating income was $20 million, down $23 million year over year. EBITDA* was $220 million, up $27 million year over year.

1 Advanced home internet connections with AT&T wireless is defined as AT&T Fiber and AT&T Internet Air connections that are also primary wireless account holders that subscribe to consumer postpaid phone service. AT&T refers to these customers as converged customers. Convergence rate represents the ratio of converged customers to advanced home internet connections. 1Q26 convergence metrics are presented based on available information and are subject to revision. Organic convergence rate excludes customers from the recently acquired Mass Markets fiber business.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

2 Includes net adds from the recently acquired Mass Markets fiber business after the close of the acquisition.

3 Total consumer and business locations reached with fiber represents the sum of: (1) AT&T Owned and Operated locations, which reflect its customer locations passed by AT&T's fiber network and (2) Fiber Ventures locations, which represent locations served from the acquired Mass Markets fiber business, Gigapower, and other commercial open access providers.

4 The Company's 2026 outlook is presented on a continuing operations basis and excludes discontinued operations.

About AT&T
We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 150 years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

Non-GAAP Measures and Reconciliations to GAAP Measures
Schedules and reconciliations of non-GAAP financial measures cited in this document to the most comparable financial measures under generally accepted accounting principles (GAAP) can be found at investors.att.com and in our Form 8-K dated April 22, 2026. Adjusted diluted EPS, adjusted operating income, EBITDA, adjusted EBITDA, free cash flow, and net debt are non-GAAP financial measures frequently used by investors and credit rating agencies. The information below refers only to AT&T’s continuing operations and does not include discussion of balances or activity related to discontinued operations.

Adjusted diluted EPS is calculated by excluding from operating revenues, operating expenses, other income (expenses) and income tax expense, certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, actuarial gains and losses, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses. Non-operational items arising from asset acquisitions and dispositions include the amortization of intangible assets. While the expense associated with the amortization of certain wireless licenses and customer lists is excluded, the revenue of the acquired companies is reflected in the measure and those assets contribute to revenue generation. We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often-significant impact on our results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses). Consequently, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income. The tax impact of adjusting items is calculated using the adjusted effective tax rate during the quarter except for adjustments that, given their magnitude, can drive a change in the effective tax rate; in these cases, we use the actual tax expense or combined marginal rate of approximately 25%.

For 1Q26, adjusted EPS of $0.57 is diluted EPS from continuing operations of $0.54 adjusted for $0.01 acquisition-related amortization and $0.02 benefit-related, transaction, legal and other items. For 1Q25, adjusted EPS of $0.51 is diluted EPS of $0.61, adjusted for $0.05 restructuring, and a net $0.00 benefit-related, transaction, legal and other items, minus $0.15 equity in net income of DIRECTV. Transaction, legal and other costs include certain legal reserves and settlements that cover extended historical periods, novel theories of liability, and/or are unpredictable in both magnitude and timing, and therefore are distinct and separate from normal, recurring legal matters. Such costs are presented net of expected insurance recoveries and are primarily associated with legacy legal matters and cybersecurity events.

The Company expects adjustments to 2026 reported diluted EPS from continuing operations to include acquisition-related amortization of approximately $0.3 billion, a non-cash mark-to-market benefit plan gain/loss and other items. The Company expects the mark-to-market adjustment, which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item. AT&T’s projected adjusted EPS depends on future levels of revenues and

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

expenses, most of which are not reasonably estimable at this time. Accordingly, the Company cannot provide reconciliations between these projected non-GAAP metrics and the most comparable GAAP metrics without unreasonable effort.

Adjusted operating income is operating income adjusted for revenues and costs the Company considers non-operational in nature, including items arising from asset acquisitions or dispositions. For 1Q26, adjusted operating income of $6.9 billion is calculated as operating income of $6.7 billion, plus $228 million of adjustments. For 1Q25, adjusted operating income of $6.4 billion is calculated as operating income of $5.8 billion plus $0.6 billion of adjustments. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated April 22, 2026, and include transaction, legal, and other costs as discussed above.

EBITDA is income from continuing operations plus income tax, interest, and depreciation and amortization expenses minus equity in net income (loss) of affiliates and other income (expense) – net. Adjusted EBITDA is calculated by excluding from EBITDA certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, significant abandonments and impairments, benefit-related gains and losses, employee separation, and other material gains and losses. Adjustments include transaction, legal, and other costs as discussed above.

For 1Q26, adjusted EBITDA of $11.8 billion is calculated as income from continuing operations of $4.2 billion, plus income tax expense of $1.2 billion, plus interest expense of $1.8 billion, plus equity in net income (loss) of affiliates of $(41) million, minus other income (expense) – net of $0.6 billion, plus depreciation and amortization of $5.0 billion, plus $171 million of adjustments. For 1Q25, adjusted EBITDA of $11.5 billion is calculated as income from continuing operations of $4.7 billion, plus income tax expense of $1.3 billion, plus interest expense of $1.7 billion, minus equity in net income of affiliates of $1.4 billion, minus other income (expense) – net of $0.5 billion, plus depreciation and amortization of $5.2 billion, plus adjustments of $0.6 billion. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated April 22, 2026.

At the segment level, EBITDA is operating income before depreciation and amortization. EBITDA margin is EBITDA divided by total revenues. For 1Q26, Advanced Connectivity EBITDA of $11.6 billion is operating income of $6.9 billion plus depreciation and amortization of $4.7 billion. For 1Q25, Advanced Connectivity EBITDA of $10.9 billion is operating income of $6.0 billion plus depreciation and amortization of $5.0 billion.

Adjusted EBITDA, Advanced Connectivity EBITDA and Legacy EBITDA estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide reconciliations between these projected non-GAAP metrics and the most comparable GAAP metrics without unreasonable effort.

Free cash flow for 1Q26 of $2.5 billion is cash from operating activities from continuing operations of $7.6 billion, minus capital expenditures of $4.9 billion and cash paid for vendor financing of $0.2 billion. For 1Q25, free cash flow of $3.1 billion is cash from operating activities of $9.0 billion, minus cash flows of $1.4 billion related to the DIRECTV investment that was sold in July 2025, minus capital expenditures of $4.3 billion and cash paid for vendor financing of $0.2 billion. Due to high variability and difficulty in predicting items that impact cash from operating activities, capital expenditures and vendor financing payments, the Company is not able to provide reconciliations between projected free cash flow and the most comparable GAAP metric without unreasonable effort.

Capital investment provides a comprehensive view of cash used to invest in our networks, product developments, and support systems. In connection with capital improvements, we have favorable payment terms of 120 days or more with certain vendors, referred to as vendor financing, which are excluded from capital expenditures and reported as financing activities. Capital investment includes capital expenditures and cash paid for vendor financing ($0.2 billion in 1Q26, $0.2 billion in 1Q25). Due to high variability and difficulty in predicting items that impact capital expenditures and vendor financing payments, the Company is not able to provide reconciliations between projected capital investment and the most comparable GAAP metrics without unreasonable effort.

Net debt of $126.4 billion at March 31, 2026, is calculated as total debt of $138.4 billion less cash and cash equivalents of $12.0 billion and time deposits (i.e. deposits at financial institutions that are greater than 90 days) of $0. Net debt-to-adjusted EBITDA is calculated by dividing net debt by the sum of the most recent four quarters of adjusted EBITDA. Net debt and adjusted EBITDA estimates depend on future levels of revenues, expenses and other metrics which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected net debt-to-adjusted EBITDA and the most comparable GAAP metrics and related ratios without unreasonable effort.

For more information, contact:
Ashley Hoptay
AT&T Inc.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Phone: (469) 203-2327
Email: ashley.hoptay@att.com

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.